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                                                                  EXHIBIT 4.02.1

                          SECOND AMENDED AND RESTATED

                    NETSELECT, INC. STOCKHOLDERS' AGREEMENT

This Second Amended and Restated NetSelect Stockholders' Agreement (this "Agreement") is made as of January 28, 1999, by and among NetSelect, Inc., a Delaware corporation (the "PreMerger NetSelect"), InfoTouch Corporation, a Delaware corporation (the "Company"), CDW Internet, L.L.C., a Delaware limited liability company ("CDW Internet"), the National Association of Home Builders, a Nevada not for profit corporation (the "NAHB"), Whitney Equity Partners, L.P., a Delaware limited partnership ("Whitney"), Allen & Co., Michael N. Flannery ("Flannery"), John F. Petrick, Jr. ("Petrick"), Daniel A. Koch ("Koch"), Ingleside Interests, a California limited partnership ("Ingleside"), Geocapital IV, L.P., a Delaware limited partnership ("Geocapital"), Broadview Partners Group ("Broadview"), General Electric Capital Corporation, a New York corporation ("GE Capital"), the National Association of Realtors, an Illinois not for profit corporation ("NAR"), Kleiner Perkins Caufield & Byers VIII, L.P., Kleiner Perkins Caufield & Byers Founders Fund VIII, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P. (collectively, the "KP Entities"), Intuit, Inc., a Delaware corporation, Fannie Mae, a corporation formed under the laws of the United States ("Fannie Mae"), Cox Interactive Media, Inc., a Delaware corporation ("Cox"), UBS Capital II, LLC, a Delaware limited liability company, Fred White, R. Fred White III, Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P., The Morgan Stanley Venture Partners Entrepreneurs Fund III, L.P. and Morgan Stanley Dean Witter Equity Funding, Inc. (collectively, the "MS Entities") and the persons and entities who were stockholders of the Company before the closing of the InfoTouch Merger (defined below), listed on Exhibit A hereto (the "InfoTouch Stockholders"). All of the
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parties hereto, other than the Company and Pre-Merger NetSelect, together with any persons or entities hereafter becoming a party to this Agreement as provided herein, are collectively referred to herein as the "Stockholders."

     WHEREAS, the Company and certain Stockholders have entered into that certain Amended and Restated NetSelect Stockholders Agreement dated August 21, 1998, as amended by that certain Amendment to Amended and Restated NetSelect Stockholders' Agreement dated as of October 22, 1998, which amended and restated the NetSelect Stockholders' Agreement dated as of November 26, 1996, as amended (such agreement as amended, the "Prior Stockholders' Agreement") and in connection with the merger of PreMerger NetSelect with and into the Company, with the Company as the surviving corporation and being renamed as "NetSelect, Inc.," pursuant to the terms of that certain Agreement and Plan of Merger (the "Merger Agreement") by and between PreMerger NetSelect and the Company (the "InfoTouch Merger"), the parties thereto desire to amend and restate the Prior Stockholders' Agreement as set forth herein and consent to the addition of the InfoTouch Stockholders that were not parties to the Prior Stockholders' Agreement, all conditioned upon and effective as of the Effective Time (as such term is defined in the Merger Agreement) of the InfoTouch Merger.

     WHEREAS, the execution and delivery of this Agreement is a condition to the effectiveness of the InfoTouch Merger.
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     WHEREAS, the Stockholders, immediately after the effective time of the
InfoTouch Merger (assuming the completion of the Company's repurchase of the certain of the Shares pursuant to the Redemption (as such term is defined in Section 2(a)(ii) below)), will hold an aggregate of approximately 3,550,448 shares of the Company's Common Stock, 1,647,059 shares of its Series A Convertible Preferred Stock, 352,941 shares of its Series B Convertible Preferred Stock, 614,374 shares of its Series C Convertible Preferred Stock, 681,201 shares of its Series D Convertible Preferred Stock, 315,250 shares of its Series E Convertible Preferred Stock and 1,664,049 shares of its Series F Convertible Preferred Stock (collectively, the "Shares").

     WHEREAS, the Stockholders know of, and are familiar with, the business, affairs, financial condition, current status and future prospects of PreMerger NetSelect and the Company, except for certain agreements entered into by the Company and/or PreMerger NetSelect which they consider confidential and which the Company and PreMerger NetSelect claim will have no adverse effect on any of the stockholders.

     WHEREAS, the Stockholders desire to promote their mutual interest and the interest of the Company by imposing certain restrictions and obligations on themselves, the Company and the shares of capital stock of the Company.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

                                   ARTICLE I

                       REPRESENTATIONS OF THE CORPORATION

     The Company hereby represents and warrants that:

     Section 1.1  Organization. The Company is a corporation duly organized,
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validly existing and in good standing under the laws of the State of Delaware.
The Company has all required right, power and authority to carry on its business as now conducted and as proposed to be conducted, to enter into and perform this Agreement, and to carry out the matters contemplated hereby.

     Section 1.2  Capitalization. As of immediately after the Effective Time of
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the InfoTouch Merger (assuming the completion of the Company's repurchase of certain of the Shares pursuant to the Redemption), the authorized capital stock of the Company will consist of: (i) 45,000,000 shares of Common Stock, par value $0.001 per share, of which 3,906,718 shares are issued and outstanding; and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 1,647,059 shares have been designated as Series A Convertible Preferred Stock, of which 1,378,000 are outstanding, 352,941 shares have been designated as Series B Convertible Preferred Stock, of which 190,336 are outstanding, 614,374 shares have been designated and issued as Series C Convertible Preferred Stock, 681,201 shares have been designated and issued as Series D Convertible Preferred Stock, 325,000 shares have been

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designated and issued as Series E Convertible Preferred Stock and 2,100,000 shares have been designated as Series F Convertible Preferred Stock, of which 1,664,049 shares have been issued. Stock options to purchase an aggregate of 1,254,962 shares of the Company's Common Stock are also outstanding as of the date of this Agreement immediately after the Effective Time of the InfoTouch Merger. Warrants, convertible securities, agreements and other rights to acquire or purchase 638,717 shares of Company capital stock are outstanding as of the date of this Agreement immediately after the Effective Time of the InfoTouch Merger (which includes the MLS agreements described below). The Company, as the successor to Pre-Merger NetSelect, and RealSelect, Inc., a Delaware corporation ("RealSelect") intends to enter into Broker Gold Program Agreements and related agreements pursuant to which the Company may enter into arrangements with approximately 100 real estate brokers concerning, among other things, providing listings to RealSelect. Pursuant to the Broker Gold Program Agreements, the Company may sell to each broker an investment unit at a purchase price expected to be $40,000 that is comprised of shares of Series F Convertible Preferred Stock and shares of Common Stock (in amounts determined pursuant to the Broker Gold Program Agreements). In addition, as part of such transaction, the Company would agree to issue to participating brokers warrants to purchase shares of Common Stock. The Company, as the successor to Pre-Merger NetSelect, has entered into and may continue to enter into agreements with individual real estate multi-listing services (each, an "MLS") pursuant to which the MLS would agree to
                                  ---
provide real estate listing information for display on the Internet exclusively to the Company (subject to certain conditions) in exchange for warrants to purchase up to 289,145 shares of Common Stock.

     Section 1.3  Authority. The execution, delivery and performance of this
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Agreement have been duly authorized by all requisite action by the Company. This
Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 1.4  No Violation. The execution, delivery and performance of this
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Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) constitute a violation of, conflict with or constitute a default under, any term or provision of the Company's Certificate of Incorporation or Bylaws, each as amended to date, or any agreement to which the Company is a party or by which its assets or properties are bound or (ii) constitute or result in a violation of any statute, ordinance or regulation applicable to the Company.

                                   ARTICLE II

                             MANAGEMENT AND VOTING

     Section 2.1  Election of Directors.
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          (a)  The Stockholders, one with the other, hereby agree, that they shall during the term of this Agreement each vote their respective Shares at all meetings of the stockholders of the Company, or by written consent in lieu thereof, to:

               (i) cause the authorized number of Directors of the Company to be fixed at the number of directors who are entitled to be nominees pursuant to
Section 2.1(a)(ii) below; and

               (ii) except as set forth in the next sentence, cause at all times that the following nominees shall be elected to the Board of Directors of the
Company: (1) one nominee designated by CDW Internet and such nominee shall be Stuart Wolff, (2) one nominee designated by Whitney, (3) one nominee designated by the InfoTouch Stockholders (such nominee to be determined by a vote of the majority of the Shares held by the InfoTouch Stockholders), (4) one nominee designated by GE Capital, except and to the extent of a Default as defined in that certain Stock Purchase Agreement dated as of December 31, 1997 between the Company and GE Capital (the "GE Capital Agreement"), in which case two nominees designated by GE Capital in accordance with Section 4.11 of the GE Capital Agreement, (5) one nominee designated by the KP Entities (which nominee shall be John Doerr for so long as Mr. Doerr shall represent an affiliate of Kleiner Perkins Caufield & Byers on the Board of Directors, or its equivalent, of any other company), (6) one nominee by the NAHB (which nominee shall be Ken Klein or such other nominee as is mutually acceptable to the NAHB and a majority of the members of the Board), (7) one nominee designated by Fannie Mae (which nominee shall be William Kelvie or such other nominee as is mutually acceptable to Fannie Mae and a majority of the members of the Board) and (8) one nominee designated by the NAR. The Stockholders shall not take, or support the taking of, any action to remove a Director nominated by a particular person, entity or group unless such person, entity or group has requested that such Director be so removed (in which case the Stockholders shall cooperate in effecting such removal and electing a replacement). Notwithstanding anything to the contrary herein, except as otherwise provided in Section 2.1(c) hereof, in no event shall the InfoTouch Stockholders involuntarily surrender their collective right to designate that number of nominees as set forth in this Section prior to the consummation of a Qualified Public Offering (as defined in Section 4.9 hereto), and the right of the NAR to designate a nominee to the Board of Directors of the Company pursuant to this section shall (A) cease upon the termination of that certain Operating Agreement, dated as of November 26, 1996, between Realtors Information Network, Inc. and RealSelect, Inc. (the "Operating Agreement"), (B) be suspended upon the occurrence of, and during the continuance of, the breach by the NAR of that certain (i) Joint Ownership Agreement, dated as of November 26, 1996, among the NAR, PreMerger NetSelect and NetSelect, L.L.C., or (ii) Trademark License, dated as of November 26, 1996, by and between the NAR and PreMerger NetSelect, (C) be suspended upon the occurrence of, and during the continuance of, the Transfer by NAR of eighty percent (80%) or more of the shares of common stock, par value $0.001 per share (the "RealSelect Shares"), of RealSelect owned by NAR as of the consummation of that certain Stock Transfer and Rights Assignment Agreement dated February 9, 1998 (the "Transfer Date"); provided, however, that in the event that NAR shall transfer greater than eighty
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percent (80%) of the RealSelect Shares owned by NAR as of the Transfer Date, and
NAR shall not, within forty-five (45) days from the date of such Transfer, increase its ownership in RealSelect Shares so that NAR shall own at least twenty percent (20%) of the RealSelect Shares owned by

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NAR immediately prior to the Transfer Date, NAR's right to designate a nominee to the Board of Directors of the Company pursuant to this Section 2.1(a)(ii) shall terminate. In addition, notwithstanding anything herein to the contrary, if the NAHB does not agree by January 31, 1999 to extend certain existing exclusivity provisions contained in that certain Operating Agreement dated June __, 1998 in perpetuity (subject to certain conditions contained in such Operating Agreement) no nominee shall be designated pursuant to subclause (7) of this clause (ii).

          (b) In the event that a Director of the Company shall vacate the Board of Directors of the Company, whether by resignation, retirement, removal, death, disability or otherwise, such vacancy shall be filled by a person designated within thirty (30) days of such vacancy by that person, entity or group specified in Section 2.1(a) hereof that designated such departing Director as a nominee to the Board. In the event that such person, entity or group shall not designate a nominee within thirty (30) days of such vacancy, then a majority of the remaining Directors may appoint a Director to fill such vacancy; provided,
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however, if the person, entity or group entitled to designate a nominee shall
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thereafter so designate, the Stockholders shall call a special meeting of the
Stockholders for the purpose of removing any person elected by the Board of Directors, and use their respective best efforts to elect such nominee.

          (c) In the event that any of the persons, entities or groups specified in Section 2.1(a) hereof shall sell, assign, transfer or otherwise convey ("Transfer") their respective Shares, other than to Permitted Transferees (as defined below), such persons', entities' or groups' right to designate nominees to the Board of Directors of the Company pursuant to Section 2.1(a) hereof shall be reduced as follows:

          In the event that any Stockholder or Stockholders (except for the InfoTouch Stockholders, whom are addressed in the next paragraph) that have a right to designate one or more nominees pursuant to Section 2.1(a) shall hold less than one-half (1/2) of the Shares held by such Stockholder or Stockholders immediately after the Effective Time of the InfoTouch Merger, then such Stockholder or Stockholders shall forfeit its or their right to designate its respective nominee or nominees to the Board of Directors of the Company and any Transferee (as defined in Section 3.1) of such Shares shall acquire such right; provided, however, that in the event that any entity to the extent
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          that such entity or entities have forfeited a nominee or nominees to the Board of Directors of the Company pursuant to this paragraph shall increase its ownership in Shares so that such entity or entities shall hold a number of Shares exceeding the forfeiture threshold as referred to above, then such entity or entities shall be permitted to designate that number of nominees as it or they had the right to nominate prior to falling below such forfeiture threshold.

          In the event that the InfoTouch Stockholders shall hold less than one-half (1/2) of the Shares held by such InfoTouch Stockholders holders immediately after the Effective Time of the InfoTouch Merger (less any

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          Shares repurchased by the Company in the Redemption), then the
          InfoTouch Stockholders shall forfeit their right to designate their nominee to the Board of Directors of the Company and any Transferee
          (as defined in Section 3.1) of the majority of such securities shall acquire such right; provided, however, that in the event that the
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          InfoTouch Stockholders, to the extent that such holders have forfeited their nominee to the Board of Directors of the Company pursuant to this paragraph and such holders shall increase their ownership in shares of capital stock in the Company so that such holders hold a number of such securities exceeding the forfeiture threshold as referred to above, then such holders shall be permitted to designate a nominee.

          (d) Geocapital, Cox and Allen & Co. shall each have the right to appoint an observer to the Board of the Company for so long as such respective entity shall be the owner of shares of the Company's Preferred Stock. Each such observer shall have the rights of a Director with respect to the Board of Directors on any action it shall take other than voting or approval rights (whether in person or by written consent) with respect to any matter coming before the Board of Directors (including, without limitation, the right to receive copies of all documents (including, without limitation, notices of meetings and requests for written consents) at the same time that members of the Board of Directors receive such documents). The Company agrees to pay all reasonable travel costs incurred by each such observer for the purpose of attending and observing the Board of Directors meetings of the Company and conducting such business as shall be directed by the Board of Directors.

          (e) The Company shall cause to be created a Compensation Committee ("Compensation Committee") that will be responsible for establishing compensation for the Company's executive officers, approving stock option grants and other matters that are customarily within the responsibilities of a compensation committee of a company similarly situated as the Company. The compensation for the Chief Executive Officer, the Chief Financial Officer and the President of the Company shall be at a reasonable amount (industry standard); provided, however, that in the event a dispute shall arise as to the
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amount of such compensation, the amount of such compensation shall be determined by the Compensation Committee. The Compensation Committee shall consist of the Chief Executive Officer or President (ex-officio) and at least two Directors, of which one shall be the nominee of the KP Entities. Any and all determinations made by the Compensation Committee pursuant to this Section 2.1(e) shall be final and binding.


                                  ARTICLE III

                              TRANSFERS OF SHARES

     Section 3.1  Right of First Offer; Transfer.
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          (a) If at any time after the Effective Time of the InfoTouch Merger a
Stockholder desires to Transfer (the "Transferring Stockholder") any of the outstanding Shares of

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the Company to a bona fide third-party (the "Transferee"), other than to the
Company or a Permitted Transferee, it shall promptly deliver a notice (the "Transfer Notice") to the non-Transferring Stockholders (the "Non-Transferring Stockholders") and the Company setting forth the terms and conditions of such Transfer, including the price and number of Shares proposed to be Transferred. The Transfer Notice shall constitute an offer by the Transferring Stockholder to Transfer the Shares subject to the Transfer (the "Transfer Shares") to the Non-Transferring Stockholders on the terms and conditions set forth in the Transfer Notice.

          (b) The Non-Transferring Stockholders and the Company shall have the right, exercisable by written notice (the "Purchase Notice"), to the Transferring Stockholder and the Company not later than thirty (30) days following their receipt of the Transfer Notice, to purchase all, but not less than all, of their portion of the Transfer Shares on the same terms and conditions pursuant to this Section 3.1.

          (c) Each Non-Transferring Stockholder shall have the right to purchase up to that portion of the Transfer Shares that bears the same ratio to the total number of Transfer Shares as the number of Shares owned by such Non-Transferring Stockholder bears to the total number of Shares owned by all of the Non-Transferring Stockholders. For purposes of calculations pursuant to this Section 3.1, it shall be assumed that all Shares convertible into Common Stock have been so converted.

          (d) In the event that any of the Non-Transferring Stockholders are unable or unwilling to buy all of the Transfer Shares allocated to it pursuant to Section 3.1(c) hereof within the thirty (30) day period set forth in Section 3.1(b) hereof, the other Non-Transferring Stockholders shall each have the right to purchase their pro rata share thereof for a period of ten (10) days. If the Non-Transferring Stockholders are unable or unwilling to buy all, but not less than all, of the Transfer Shares, then the Company shall have the right to buy any Transfer Shares not purchased by the Non-Transferring Stockholders.

          (e) Each Non-Transferring Stockholder shall notify each other Non-Transferring Stockholder and the Company of its decision whether to purchase its allotted portion of the Transfer Shares within thirty (30) days of receipt of the Transfer Notice. A failure to notify the other Non-Transferring Stockholders and the Company shall be deemed an election not to purchase the allotted portion of the Transfer Shares. Such notice may be the same notice as the Purchase Notice referred to in Section 3.1(b).

          (f) If the Non-Transferring Stockholders and the Company do not elect to purchase all of the Shares offered for Transfer pursuant to this Section 3.1, the Transferring Stockholder shall be free to Transfer any such remaining Shares pursuant to this Section 3.1 to one or more Transferees on the same terms and conditions set forth in the Transfer Notice or for greater consideration than that set forth in the Transfer Notice at any time within one hundred (100) days of the delivery to the Non-Transferring Stockholders of the Transfer Notice; provided, however, that if any of such Shares are thereafter acquired by any
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Stockholder who is a party to this Agreement, such Shares shall continue to be subject to all the provisions hereof; provided, further, however, that if any of
                                      -------- --------  -------
such Shares are proposed to be Transferred to a person or entity

                                       7
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who is not a party to this Agreement, such proposed Transferee shall have executed and delivered to the Company and each Stockholder an agreement, in form and substance reasonably satisfactory to the Company and Stockholders holding a majority of the shares of the Company's capital stock held by all Stockholders (on an as-converted basis), to be bound by the terms and provisions of this Agreement.

          (g) A "Permitted Transferee" shall mean, with respect to a
Stockholder:

              (i) the spouse of such Stockholder, any lineal descendant of a grandparent of such Stockholder, or of the spouse of such Stockholder, and any spouse of such lineal descendant (which lineal descendants, their spouses, the Stockholder, and his or her spouse are herein collectively referred to as the "Stockholder's Family Members");

              (ii) the trustee of a trust (including a voting trust) principally for the benefit of such Stockholder's Family Members; provided, that
                                                                  --------
such trust may also grant a general or special power of appointment to one or more of such Stockholder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Stockholder's Family Members payable by reason of the death of any of such Stockholder's Family Members;

              (iii) in the case of a partnership or limited liability company,
(A) such partnership's partners (limited or general) or limited liability company's members, (B) the estates or legal representatives of any such limited partners, general partners or members and (C) any affiliates of such partnership or limited liability company; and

              (iv) in the case of a corporation, (A) any of its wholly-owned subsidiaries, (B) any stockholder of such corporation or (C) any of the affiliates of such corporation.

          Every Permitted Transferee to whom any Shares are Transferred, shall, as a condition of such Transfer, execute and deliver to the Company and each Stockholder an agreement, in form and substance reasonably satisfactory to the Company and the Stockholders, to be bound by this Agreement.

     Section 3.2  Right of First Offer; Issuance of Securities.
                  --------------------------------------------

          (a) In the event that, after the Effective Time of the InfoTouch Merger, the Company shall, in any single issuance, propose to issue additional equity securities of the Company (the "Securities") representing in excess of ten percent (10%) of the issued and outstanding shares of capital stock of the Company (on a fully diluted and converted basis) (other than securities issued pursuant to employee benefit plans, options or warrants outstanding as of the date hereof, securities issued with respect to the conversion of Shares, options issued after the date hereof pursuant to grants by the Board under stock option plans approved by the Board, and securities issued in connection with the acquisition of businesses or securities issued pursuant to a Qualified Public Offering) for a consideration per share equal to or greater than (v) in the case of the Series A Preferred Stock, $2.83; (w) in the case of the Series B Preferred Stock, $6.19; (x)

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in the case of the Series C Preferred Stock, $7.32; (y) in the case of the
Series D Preferred Stock, $14.67 and (z) in the case of the Series F Preferred Stock, $24.00, the Company shall promptly deliver a notice (the "Issuance Notice") to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, as the case may be, setting forth the terms and conditions of such proposed issuance, and the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred stock, as the case may be, shall have the right to purchase those Securities described in the Issuance Notice; provided, however, that in the event that the
                                  --------  -------
Company shall issue in any consecutive twelve-month period (after the Effective Time of the InfoTouch Merger) in a series of issuances shares in excess of 10% (ten percent) of the issued and outstanding shares of Common Stock of the Company (on a fully diluted and converted basis) (other than securities issued pursuant to employee benefit plans, options or warrants outstanding as of the date hereof, securities issued with respect to conversion of Shares, options issued after the date hereof pursuant to grants by the Board under stock option plans approved by the Board, securities issued in connection with the acquisition of businesses or securities issued pursuant to a Qualified Public Offering) for a weighted-average consideration per security equal to or greater than (v) in the case of the Series A Preferred Stock, $2.83; (w) in the case of the Series B Preferred Stock, $6.19; (x) in the case of the Series C Preferred Stock, $7.32; (y) in the case of the Series D Preferred Stock, $14.67, and (z) in the case of the Series F Preferred Stock, $24.00, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, as the case may be, shall have the right to purchase those Securities in the last proposed issuance by the Company that shall cause the Company to issue in excess of such 10% (ten percent) of the issued and outstanding shares of Common Stock of the Company (on a fully diluted and converted basis). The Issuance Notice shall constitute an offer by the Company to issue the Securities subject to the issuance (the "Issuance Securities") to such Stockholders on the terms and conditions set forth in the Issuance Notice. All dollar amounts contained in this Section 3.2(a) shall be adjusted for stock splits, stock dividends, recapitalizations and the like.

          (b) In the event that the Company shall after the Effective Time of the InfoTouch Merger propose to issue additional Securities (other than Securities issued pursuant to employee benefit plans) for a consideration per Security less than (v) in the case of the Series A Preferred Stock, $2.83; (w) in the case of the Series B Preferred Stock, $6.19; (x) in the case of the Series C Preferred Stock, $7.32; (y) in the case of the Series D Preferred Stock, $14.67 and (z) in the case of the Series F Preferred Stock, $24.00, the Company shall first offer to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock (collectively, the "Subject Preferred Shares"), depending upon the consideration per security, a pro rata share of the securities proposed to be issued (based on the Common Stock equivalent of such holder's shares versus the Common Stock equivalent of the shares held by all holders entitled to receive notice). The Company shall promptly deliver an Issuance Notice to the holders of the Subject Preferred Shares setting forth the terms and conditions of such proposed issuance. The Issuance Notice shall constitute an offer by the Company to issue the securities subject to the issuance also (the "Issuance Securities") to such Stockholders on the terms and conditions set forth in the Issuance Notice. All dollar

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

amounts in this Section 3.2(b) are subject to adjustment for stock splits, stock dividends, recapitalizations and the like.

          (c) The Stockholders who shall have received such Issuance Notice shall have the right, exercisable by written notice (the "Response Notice"), to the Company not later than fifteen (15) days following their receipt of the Issuance Notice, to purchase all of the Issuance Securities on the same terms and conditions, as set forth in the Issuance Notice.

          (d) Each Stockholder who shall have received such Issuance Notice shall have the right to purchase up to that portion of the Issuance Securities that bears the same ratio to the number of Issuance Securities being issued as the number of shares of Common Stock into which the Subject Preferred Shares owned by the Stockholder are convertible bears to the total number of shares of Common Stock into which the Subject Preferred Shares owned by all of the Stockholders are convertible on such date who shall have received such Issuance Notice. For purposes of calculations pursuant to this Section 3.2, it shall be assumed that all Shares convertible into Common Stock have been so converted.

          (e) In the event that any of the Stockholders who shall have received such Issuance Notice are unable or unwilling to buy all of the Issuance Securities allocated to it pursuant to Section 3.2(d) hereof, the other Stockholders who shall have received such Issuance Notice shall each have the right to purchase their pro rata share thereof for a period of ten (10) days.
                        --- ----

          (f) If the Stockholders who shall have received such Issuance Notice do not elect to purchase all of the Issuance Securities, the Company shall be free to issue such Securities on the same terms and conditions set forth in such Issuance Notice or for greater consideration than that set forth in the Issuance Notice at any time within one hundred (100) days of the delivery to the Stockholders of such Issuance Notice; provided, however, that if any of such
                                      --------  -------
Issuance Securities are thereafter acquired by any Stockholder who is a party to this Agreement, such Issuance Securities shall thereafter be subject to all the provisions of this Agreement; provided, further, however, that if any of the
                              --------  -------  -------
Issuance Securities are proposed to be issued to a person, entity or group who is not a party to this Agreement, such person, entity or group shall have executed and delivered to the Company and each Stockholder an agreement, in form and substance reasonably satisfactory to the Company and the Stockholders, to be bound by the terms and provisions of this Agreement.

     Section 3.3  NAR Restriction on Transfer.
                  ---------------------------

          (a) In connection with any proposed Transfer after the Effective Time of the InfoTouch Merger, other than a Transfer occurring in connection with the Redemption and other than to a Stockholder or Permitted Transferee hereunder, that would result in such Transferee becoming the owner, whether of record or beneficially, of more than five percent (5%) of the shares of outstanding capital stock of the Company (on an as-converted basis), the Transferring Stockholder shall first obtain the written approval of NAR, which approval shall not be unreasonably withheld. In seeking such approval, the Transferring Stockholder must identify the proposed Transferee and the number of Shares proposed to be Transferred, and provide such additional publicly available information regarding the proposed Transferee available to the Transferring Stockholder as NAR may reasonably request. Any decision by NAR pursuant to this Section 3.3, whether to approve or not approve such Transfer, shall be set forth in writing and shall set forth in reasonable detail the basis of such decision; provided, however, that in the event NAR
                                   --------  -------
shall fail to approve or not approve such Transfer within thirty (30) days after the date of receipt of such request, NAR shall be deemed to have approved such Transfer.

          (b) Prior to making any proposed Transfer hereunder after the Effective Time of the InfoTouch Merger that would result in the ownership of Shares, whether of record or beneficially, by a Transferee whose primary business is "real estate related", the Transferring Stockholder shall first obtain the written approval of NAR, which approval shall not be unreasonably withheld. Any decision by NAR pursuant to this Section 3.3, whether to approve or not approve such Transfer, shall be set forth in writing and shall set forth in reasonable detail the basis of such decision. In seeking such approval, the Transferring Stockholder must identify the proposed Transferee and the number of Shares proposed to be Transferred, and provide such additional publicly available information regarding the proposed Transferee available to the Transferring Stockholder as NAR may reasonably request. For purposes of this Agreement, "real estate related" shall mean real estate brokerage, real estate management, mortgage financing, appraising, counseling, land development and building, title insurance, escrow services, franchising, operation of an association comprised of real estate licensees, operation of a multiple listing service, and entities that own or are owned by firms engaged in any of the foregoing.

          (c) The Company shall not sell, lease or exchange all or substantially all of the assets of the Company without the prior written consent of NAR, which consent shall not be unreasonably withheld.

          (d) The rights granted to NAR in this Section 3.3 shall cease, or be suspended, to the extent that the NAR's right to designate nominees to the Board of Directors of the Company ceases or is suspended as provided in Section 2.1(a)(ii) hereof.

                                   ARTICLE IV

                       REGISTRATION UNDER SECURITIES ACT.

     Section 4.1  Registration on Request.
                  -----------------------

          (a) Request. Subject to Section 4.8 hereof, at any time from the date
              -------
that is six months following the date that the Company effected an initial public offering of shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), Stockholders holding at least 10% of the Registrable Securities then outstanding (other than GE Capital and the KP Entities, for which such percentage limitation shall not apply) shall have the right to require the Company to file a registration statement under the Securities Act covering all or part of its Registrable Securities, by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration by such

Initiating Holders and the intended method of distribution thereof, whereupon the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (the "Request Notice") to all Stockholders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Stockholders request to be registered and included in such registration by written notice given by such Stockholders to the Company within twenty (20) days after receipt of the Request Notice, subject to the limitations of this Section 4.

          (b) Registration of Other Securities. Whenever the Company shall
              --------------------------------
effect a registration pursuant to this Section 4.1 in connection with an underwritten offering by the Initiating Holders, no securities other than Registrable Securities shall be included among the securities covered by such registration unless (a) the managing underwriter of such offering shall have advised the Initiating Holders in writing that the inclusion of such other securities would not adversely affect such offering or (b) the Initiating Holders shall have consented in writing to the inclusion of such other securities.

          (c) Registration Statement Form. Registrations under this Section 4.1
              ---------------------------
shall be on such appropriate registration form of the Commission as shall be selected by the Company.

          (d) Expenses. The Company will pay the Registration Expenses in
              --------
connection with the first two registrations on Form S-1 or any successor form requested pursuant to this Section 4.1 and, in addition, the first two (2) registrations per year on Form S-3 or any successor form requested pursuant to this Section 4.1.

          (e) Effective Registration Statement. A registration requested
              --------------------------------
pursuant to this Section 4.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court and has not thereafter become effective or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived.

          (f) Selection of Underwriters. The underwriter or underwriters of each
              -------------------------
underwritten offering of the Registrable Securities so to be registered shall be selected by the Company (which underwriter shall be acceptable to the Initiating Holders).

          (g) Limitations on Registration on Request. Notwithstanding anything
              --------------------------------------
in this Section 4.1 to the contrary, in no event will the Company be required to effect, pursuant to this Section 4.1, more than four registrations during the term of this Agreement (two of which shall be exercisable only by GE Capital) unless the Company is eligible at the time of a request for registration pursuant to this Section 4.1 to use Form S-3 or any successor form, in which event there shall be no limit to the number of registrations which may be requested by the Initiating Holders pursuant to this Section 4.1 (provided that the anticipated aggregate offering price in each such registration on Form S-3 will exceed $1,000,000).

     Section 4.2  Incidental Registration.
                  -----------------------

          (a) Right to Include Registrable Securities. If the Company proposes
              ---------------------------------------
at any time to register any of its securities under the Securities Act by registration on Forms S-1, S-2 or S-3 or any successor or similar form(s) (except registrations on such Forms or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or a merger, reorganization, or consolidation), whether or not for sale for its own account, it will, subject to Section 4.8 hereof, each such time give prompt written notice to the Stockholders of its intention to do so and of the Stockholders' rights under this Section 4.2. Upon the written request of any Stockholder made as promptly as practicable and in any event within 20 days after the receipt of any such notice (10 days if the Company states in such written notice or gives telephonic notice to such Stockholder, with written confirmation to follow promptly thereafter, that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), the Company will, subject to Section 4.8 hereof, use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Stockholder; provided, however, that if, at any time after giving written
                  --------  -------
notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to such Stockholder and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of such Stockholder to request that such registration be effected as a registration under Section 4.1 and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. No registration effected under this
Section 4.2 shall relieve the Company of its obligation to effect any registration upon request under Section 4.1. The Company will pay all Registration Expenses in connection with registration of Registrable Securities requested pursuant to this Section 4.2.

          (b) Priority in Incidental Registrations. If the managing underwriter
              ------------------------------------
of any underwritten offering shall inform the Company (or, in the case of a secondary offering, the selling stockholders initiating such offering) of its belief that the number or type of Registrable Securities requested to be included in such registration would materially adversely affect such offering, then the Company will include in such registration, to the extent of the number and type which the Company is (or the selling stockholders initiating such offering are) so advised can be sold in (or during the time of) such offering, first, all securities proposed by the Company (or, in the case of a secondary offering, the Stockholders initiating such offering) to be sold for its (or their) own account, second, all Registrable Securities requested to be included in such registrations by the Stockholders on a pro rata basis, and third, any other securities of the Company requested to be included in such registration on a pro rata basis.

          (c) Selection of Managing Underwriter. The managing underwriter of any
              ---------------------------------
underwritten offering pursuant to this Section 4.2 shall be selected by the Company at its sole discretion.

     Section 4.3  Registration Procedures. If and whenever the Company is
                  -----------------------
required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1 and 4.2, the Company will as expeditiously as possible:

                  (i) use its best efforts to prepare and (as soon as practicable, and in any event within 75 days in the case of Forms S-1 or S-2 and 30 days in the case of a registration requested on Form S-3) file with the Commission the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become effective; provided, however, that the Company may discontinue any registration
           --------  -------
of its securities which are not Registrable Securities (and, under the circumstances specified in Section 4.2(a), its securities which are Registrable Securities) at any time prior to the effective date of the registration statement relating thereto;

                  (ii) use its best efforts to prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for such period as shall be required for the disposition of all of such Registrable Securities, provided, that such period need not exceed 180 days;

                  (iii) use its best efforts to furnish to each selling Stockholder, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as each selling Stockholder may reasonably request;

                 (iv) use its best efforts (x) to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such States of the United States of America where an exemption is not available and as each selling Stockholder shall reasonably request, (y) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (z) to take any other action which may be reasonably necessary or advisable to enable each selling Stockholder to consummate the disposition in such jurisdictions of the securities to be sold by each selling Stockholder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign Company in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

                 (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to the

Company and counsel to each selling Stockholder to consummate the disposition of such Registrable Securities;

            (vi) in the case of an underwritten public offering of securities, furnish to each selling Stockholder and the underwriters a signed counterpart of
(x) an opinion of counsel for the Company, and (y) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountant's comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountant's comfort letters delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the accountant's comfort letter, such other financial matters, and in the case of the legal opinion, such other legal matters, as each selling Stockholder, or the underwriters, may reasonably request;

            (vii) notify each selling Stockholder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, in the judgment of the Company, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of each selling Stockholder promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, in the judgment of the Company, as thereafter delivered to the selling Stockholders of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

            (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to each selling Stockholder a copy of any amendment or supplement to such registration statement or prospectus;

            (ix) provide and cause to be maintained a transfer agent and registrar (which, in each case, may be the Company) for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration; and

          (x) use its best efforts to list all Registrable Securities covered by such registration statement on any national securities exchange or national quotations system on which Registrable Securities of the same class covered by such registration statement are then listed.

     The Company may require each selling Stockholder to furnish the Company in writing as promptly as reasonably practicable such information regarding such selling Stockholder and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing.

     Each selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision (vii) of this Section 4.3, such selling Stockholder will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such selling Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this Section 4.3 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such selling Stockholder's possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

     Section 4.4  Underwritten Offerings.
                  ----------------------

          (a) Requested Underwritten Offerings. If requested by the underwriters
              --------------------------------
for any underwritten offering by holders of Registrable Securities pursuant to a registration requested under Section 4.1, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, each selling Stockholder and the underwriters and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities to the effect and to the extent provided in Section 4.7. Each selling Stockholder will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable suggestions of the Company regarding the form thereof. Such selling Stockholder shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such selling Stockholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligation of such selling Stockholder. No selling Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such selling Stockholder, such selling Stockholder's Registrable Securities, such selling Stockholder's intended method of distribution and any other representations required by law.

          (b) Incidental Underwritten Offerings. If the Company proposes to
              ---------------------------------
register any of its securities under the Securities Act as contemplated by
Section 4.2 and such securities
are to be distributed by or through one or more underwriters, the Company will, subject to Section 4.8 hereof, if requested by any selling Stockholder arrange for such underwriters to include all the Registrable Securities to be offered and sold by such selling Stockholder among the securities of the Company to be distributed by such underwriters. Such selling Stockholder shall be a party to the underwriting agreement between the Company and such underwriters and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such selling Stockholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligation of such selling Stockholder. No selling Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such selling Stockholder, such selling Stockholder's Registrable Securities and such selling Stockholder's intended method of distribution or any other representations required by law. Notwithstanding the foregoing provisions of this Section 4.4(b), the Company need not include any Registrable Securities in an underwritten offering of the Company's securities pursuant to Section 4.2 if the inclusion of such securities, in the opinion of the managing underwriter for such offering by the Company, might adversely affect such offering by the Company.

          (c)  Market Stand-Off Agreements.
               ---------------------------

              (i) In the case of the initial underwritten public offering by the Company of shares of Common Stock, if the officers and directors of the Company agree not to effect any disposition (other than a bona fide pledge or disposition of an Affiliate of any Stockholder who agrees to be bound by the provisions of this paragraph) (a "Disposition") of any equity security of the
                                  -----------
Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering), each Stockholder agrees to the same during the 180-day period (or such longer period as may be reasonably requested by the underwriter of such offering) beginning on, the effective date of such registration statement (except as a part of such registration), provided that such Stockholder has received written notice of such registration prior to such effective date; provided, however, that any waiver of the foregoing restriction
                --------  -------
by the Company or the Company's underwriters shall apply to all persons subject to such restrictions pro rata based on the number of shares of Company capital stock owned.

              (ii) If any registration of Registrable Securities shall be in connection with the initial underwritten public offering, the Company agrees (A) not to effect any public sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than any such sale or distribution of such securities in connection with any merger or consolidation by the Company or any subsidiary of the Company or the purchase of the capital stock or substantially all the assets of any other person or in connection with an employee stock option or other benefit plan) during the 90 days prior to, and during the 180-day period beginning on, the effective date of such registration statement (except as part of such registration) and (B) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed equity securities shall contain a provision under which holders of such securities agree not to effect any Disposition of any such securities during the period referred to in the foregoing clause (i) (except as part of such registration, if permitted).

     Section 4.5  Preparation; Reasonable Investigation. In connection with the
                  -------------------------------------
preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give each selling Stockholder, its underwriters, if any, and its counsel and accountants the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and, to the extent practicable, each amendment thereof or supplement thereto, and give each of them such access to its books and records (to the extent customarily given to underwriters of the Company's securities) and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such selling Stockholder's and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     Section 4.6  Limitations, Conditions and Qualifications to Obligations
                  ---------------------------------------------------------
under Registration Covenants. The obligation of the Company to use its best
----------------------------
efforts to cause the Registrable Securities to be registered under the Securities Act is subject to the limitation, condition and qualification that the Company shall be entitled to postpone for a reasonable period of time (but not exceeding 180 days) the filing of any registration statement otherwise required to be prepared and filed by it pursuant to Section 4.1 if the Company determines, in its reasonable judgment, that such registration and offering would interfere with any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its Affiliates or would require premature disclosure thereof and promptly gives each selling Stockholder written notice of such delay provided, however, that the Company may postpone a filing in such manner only once in each twelve-month period. If the Company shall so postpone the filing of a registration statement, each selling Stockholder shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement and, in the event of such withdrawal, such request shall not be counted for purposes of the requests for registration to which such selling Stockholder is entitled pursuant to Section 4.1 hereof.

     Section 4.7  Indemnification.
                  ---------------

              (a) Indemnification by the Company. In the event of any
                  ------------------------------
registration of any securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless, in the case of any registration statement filed pursuant to Section 4.1 or 4.2, each selling Stockholder, its directors, officers, partners, agents and Affiliates and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such selling Stockholder or any such underwriter within the meaning of the Securities Act, insofar as losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company will reimburse such selling Stockholder and each such director, officer, partner, agent or affiliate, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Company
                                                   --------
shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument executed by or on behalf of such selling Stockholder or underwriter, as the case may be, specifically stating that it is for use in the preparation thereof; and provided, further, that the Company
                                        --------  -------
shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus so long as such final prospectus, and any amendments or supplements thereto, have been furnished to such underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such selling Stockholder or any such underwriter, director, officer, partner, agent or affiliate or controlling Person and shall survive the transfer of such securities by such selling Stockholder.

          (b) Indemnification by Stockholders. As a condition to including any
              -------------------------------
Registrable Securities in any registration statement, the Company shall have received an undertaking satisfactory to it from each selling Stockholder, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 4.7) the Company, and each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act and each other selling Stockholder and its affiliates, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such selling Stockholder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the liability of each selling Stockholder under this
--------  -------
Section 4.7(b) shall be limited to the amount of proceeds received by such selling Stockholder in the offering giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person or selling Stockholder or affiliate and shall survive the transfer of such securities by such selling Stockholder.

          (c) Notices of Claims, etc. Promptly after receipt by an indemnified
              -----------------------
party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 4.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to
             --------  -------
give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 4.7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties is reasonably likely to exist in respect of such claim, the indemnifying party shall be entitled to participate in and, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof and the indemnified party notifies the indemnifying party of such indemnified party's judgment and the basis therefor. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

          (d) Contribution. If the indemnification provided for in this Section
              ------------
4.7 shall for any reason be held by a court to be unavailable to an indemnified party under subparagraph (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subparagraph (a) or (b) hereof, the indemnified party and the indemnifying party under subparagraph (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Company and each selling Stockholder, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and each selling Stockholder from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

          (e) Other Indemnification. Indemnification and contribution similar to
              ---------------------
that specified in the preceding subdivisions of this Section 4.7 (with appropriate modifications) shall be given by the Company and selling Stockholder with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act.

          (f) Indemnification Payments. The indemnification and contribution
              ------------------------
required by this Section 4.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. In any case in which it shall be judicially determined that a party is not entitled to indemnification or contribution, any payments previously received by such party hereunder shall be promptly reimbursed.

     Section 4.8  Limitations on Registrations of Registrable Securities. The
                  ------------------------------------------------------
Company shall not be required to effect any registration of Registrable Securities pursuant to Section 4.1 or 4.2 hereof if it shall deliver to each selling Stockholder an opinion of counsel (which opinion and counsel shall be reasonably satisfactory to such selling Stockholder) to the effect that all Registrable Securities held by such selling Stockholder may be sold immediately in the public market without registration under the Securities Act and any applicable state securities laws.

     Section 4.9  Definitions. As used herein, unless the context otherwise
                  -----------
requires, the following terms have the following respective meanings:

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2
           ---------
of the General Rules and Regulations under the Exchange Act.

          "Commission" means the Securities and Exchange Commission or any other
           ----------
federal agency at the time administering the Securities Act.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of any such similar Federal statute.

          "Initiating Holder" means the holder of Registrable Securities
           -----------------
initially requesting registration pursuant to Section 4.1 hereof.

          "Person" means a corporation, an association, a partnership, a limited
           ------
liability company, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

          "Qualified Public Offering" shall have the meaning given to it in the
           -------------------------
Company's Certificate of Incorporation, as amended.

          "Registration Expenses" means all expenses incident to the Company's
           ---------------------
performance of or compliance with Section 4, including, without limitation, all registration, filing and NASD fees, all listing fees, all fees and expenses of complying with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of "cold comfort" letters required by or incident to such performance and compliance, any fees and disbursements of underwriters (including, without limitation, fees and expenses of counsel to the underwriters) customarily paid by issuers or sellers of securities; provided,
                                                                    --------
however, that Registration Expenses shall exclude, and such selling Stockholder
-------
shall pay, underwriters' fees and underwriting discounts and commissions and transfer taxes in respect of the Registrable Securities being registered by such selling Stockholder and the fees and disbursements of counsel for such selling Stockholder.

          "Registrable Securities" means (i) any shares of Common Stock held by
           ----------------------
the Stockholders, (ii) the shares of Common Stock (or other securities) issuable or issued upon conversion of the Shares, (iii) any securities of the Company issuable or issued with respect to the Shares and/or Common Stock (or other securities) referred to in clause (i) or (ii) by way of a merger, consolidation, stock split, stock dividend, recapitalization of the Company or similar transaction and (iv) any other securities of the Company acquired by a Stockholder after the date of this Agreement. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been sold as permitted by, and in compliance with, Rule 144 (or any successor provision) promulgated under the Securities Act, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and subsequent public distribution of them shall not require registration of them under the Securities Act or (d) they shall have ceased to be outstanding.

          "Securities Act" means the Securities Act of 1933, or any similar
           --------------
federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such similar federal statute.

     Section 4.11  Rule 144.  From and after such time as any class or series of
                   --------
equity securities of the Company has been registered under Section 12 or 15(d) of the Exchange Act (the "IPO"), the Company shall take all actions reasonably necessary to enable each Stockholder to sell its Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the

Commission including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of each Stockholder, the Company will deliver to such Stockholder a written statement as to whether it has complied with such requirements.

     Section 4.12  Assignment.  This Agreement shall be binding upon and inure
                   ----------
to the benefit of and be enforceable by the parties hereto and, with respect to the Company, its respective successors and assigns and, with respect to any Stockholder, any beneficial owner of more than 125,000 shares (adjusted for stock splits, stock dividends, recapitalizations and the like) of Registrable Securities.

     Section 4.13  Termination.  The terms and provisions of this Section 4
                   -----------
shall automatically and without any further action terminate upon the earlier of
(i) the opening of business on the fifth anniversary of the date of the IPO and
(ii) as to each Holder, when all Registrable Securities that such Holder holds may be publicly offered, sold and distributed without registration under the Act pursuant to Rule 144 within any three month period, Regulation S or other exemption from registration promulgated by the Commission under the Act.

                                   ARTICLE V

                         TERMINATION AND EFFECTIVENESS

     Section 5.1  Events of Termination. This Agreement shall terminate upon the
                  ---------------------
earliest occurrence of any of the following events: (i) the written agreement of 66-2/3% of the voting power of the Shares held by the Stockholders; provided,
                                                                    --------
however, that the terms and conditions of Section 3.3 (as applied to non-public
-------
market transfers of shares) shall remain in full force and effect; (ii) the dissolution, bankruptcy or insolvency of the Company; and (iii) the consummation of a Qualified Public Offering, Company Merger (as defined below), sale, lease or exchange of all or substantially all of the assets of the Company (other than as contemplated by the InfoTouch Merger); provided, however, that the terms and
                                          --------  -------
conditions of Section 3.3(a) and (b) (as applied to non-public market transfers of shares) and Article IV hereof shall remain in full force and effect.

          For purposes hereof, "Company Merger" shall mean any consolidation of the Company with, or merger of the Company with or into, another corporation or reorganization of the Company; other than a consolidation, reorganization or merger in which the Company is the surviving corporation. The Company shall be the "surviving corporation" in any merger if the Company, or its stockholders immediately before the transaction, shall own (immediately after the transaction) equity securities, other than warrants, options or similar rights to subscribe to or purchase equity securities, of the surviving or acquiring corporation, or its parent corporation, possessing more than 50% of the voting power of the surviving or acquiring corporation or its parent corporation; and in making the determination of ownership by the stockholders of a corporation, immediately after the transaction, of equity securities pursuant to the preceding clause, equity securities which they owned immediately before the transaction as shareholders of another party to the transaction shall be disregarded. For the purposes hereof, voting power of a corporation shall be calculated by assuming the conversion of all then outstanding convertible equity securities (including those convertible at some future date), but not assuming the exercise of any warrants, options or other rights to subscribe to or purchase voting shares.

     Section 5.2  Effect of Termination. In the event of termination of this
                  ---------------------
Agreement pursuant to Section 5.1 hereof, this Agreement shall forthwith become null and void and of no further force and effect, without any liability on the part of any party or its directors, officers, partners, members, managers, affiliates, employees, agents or security holders, except as otherwise provided in Sections 5.1(i) and (iii) hereof.

     Section 5.3  Effectiveness.  Notwithstanding anything in this Agreement to
                  -------------
the contrary, this Agreement shall be conditioned on, and effective as of immediately prior to, the Effective Time of the InfoTouch Merger, and in the event that the InfoTouch Merger does not close on or before February 28, 1999, this Agreement shall be of no force or effect, and the Prior Stockholders' Agreement shall continue to be effective and apply to the parties thereunder. If and when this Agreement becomes effective it shall amend, restate and supersede in its entirety the Prior Stockholders Agreement.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     Section 6.1  Additional Parties.  If pursuant to Section 1.3 of the Stock
                  ------------------
Purchase Agreement dated August 21, 1998, as amended, additional parties purchase shares of Series F Preferred Stock as "New Purchasers" thereunder, then each such New Purchaser shall become a party to this Agreement as a "Stockholder" hereunder, without the need for any consent, approval or signature of any Purchaser when such New Purchaser has both: (i) purchased shares of Series F Stock under such Stock Purchase Agreement and paid the Company all consideration payable for such shares and (ii) executed one or more counterpart signature pages to this Agreement as a "Stockholder", with the Company's consent.


     Section 6.2  Information Rights. The Company shall deliver to each
                  ------------------
Stockholder, on an annual and quarterly basis, consolidated financial statements (audited in the case of annual statements), the Company's annual budget and business plan, and any other information that may be reasonably requested by (i) any Stockholder that owns more than twenty percent (20%) of the Shares on a fully diluted basis; or (ii) any holder of Series C Preferred Stock, Series D Preferred Stock or Series F Preferred Stock; provided, however, that, unless
                                             --------  -------
required by any law or regulation promulgated by a governmental agency, any statements or information delivered or disclosed by the Company pursuant to this paragraph shall be confidential and shall not be disclosed by any Stockholder to any third party without the prior written consent of the Company.

     Section 6.3  Legend. All certificates representing the issued and
                  ------
outstanding Shares of the capital stock of the Company shall bear the following legend:

          "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A STOCK PURCHASE AGREEMENT DATED AUGUST 21, 1998, AS AMENDED, AND A STOCKHOLDER'S AGREEMENT DATED AS OF JANUARY 28, 1999, BY AND BETWEEN THE COMPANY AND CERTAIN OF ITS SECURITYHOLDERS COPIES OF WHICH ARE ON FILE IN THE PRINCIPAL OFFICE OF THE COMPANY."

Such endorsement shall not affect the rights of Stockholders to vote the shares of Common Stock and Preferred Stock and receive dividends thereon. Following any termination of this Agreement, a Stockholder may have any legend referring to the existence of this Agreement removed from any certificates representing such Stockholder's Shares.

     Section 6.4  Third Party Beneficiary. No provision of this Agreement is
                  -----------------------
intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

     Section 6.5  Further Documents. The parties hereto shall execute and
                  -----------------
deliver any and all documents or legal instruments necessary or desirable to carry out the provisions of this Agreement.

     Section 6.6  Binding Agreement; Entire Agreement; Successors and Assigns.
                  -----------------------------------------------------------
This Agreement shall be binding upon the Stockholders and the Company, and their respective successors and assigns. This Agreement constitutes the entire contract between the Company and the Stockholders relative to the subject matter hereof. Any previous agreement between the Company and any Stockholders concerning the subject matter hereof is superseded by this Agreement, including without limitation the Prior Stockholders' Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successor, and assigns of the parties (including transferees of any of the Shares issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     Section 6.7  Governing Law. This Agreement shall be governed by the laws of
                  -------------
the State of Delaware except for those provisions governing conflict of laws, notwithstanding that one or more of the parties to this Agreement is now, or may hereafter become, a resident or citizen of a different State.

     Section 6.8  Amendment; Waiver. This Agreement or any provision hereof may
                  -----------------
be amended, waived, discharged or altered in any manner, but any such change shall become effective only if, when and to the extent it is reduced to a writing signed by a two thirds (2/3rds) of the voting power of the Shares held by the Stockholders provided, however, that any amendment, waiver, discharge or
                    --------  -------
alteration of Section 2.1, Section 3.3 or Section 5.1 hereof or this Section 6.8 (as it relates to Sections 2.1, 3.3 or 5.1) shall require the prior approval of NAR, which approval shall not be unreasonably withheld.

     Section 6.9   Notices. All notices, requests, demands and other
                   -------
communications made hereunder shall be in writing and shall be deemed duly given when delivered personally against receipt or sent by facsimile, delivered by recognized overnight delivery service (i.e., Federal Express, Airborne or UPS),
                                       ----
or on the third day after deposit with the post office by registered or certified mail, postage prepaid and return receipt requested, as set forth on Exhibit B hereto, or to such other address or person as a party may hereafter designate by notice to the other party:

     Section 6.10  No Continuing Waiver. No waiver of any default or breach of
                   --------------------
this Agreement shall be determined a continuing waiver or a waiver of any other breach or default hereunder.

     Section 6.11  Severability. The invalidity or unenforceability of any
                   ------------
particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed, in all respects, as though such invalid or unenforceable provisions were omitted.

     Section 6.12  Headings. Headings that appear in this Agreement are intended
                   --------
solely for ease of reference and not as substantive language, and should not be considered in the construction hereof.

     Section 6.13  Books and Records. The books and records of the Company shall
                   -----------------
be available to the Stockholders, and to any of them, for review at the address of the Company at normal business hours on normal business days.

     Section 6.14  Aggregation of Stock.  All shares held or acquired by
                   --------------------
affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     Section 6.15  Counterparts. This Agreement may be executed in any number of
                   ------------
counterparts, each of will shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

NETSELECT, INC.                               INGLESIDE INTERESTS, A CALIFORNIA
                                              LIMITED PARTNERSHIP

By:___________________________________        By:_______________________________
   Name: Stuart Wolff, Ph.D.                     Joseph Hanauer, General Partner
   Title: Co-Manager

CDW INTERNET, L.L.C.                          GEOCAPITAL IV, L.P.

By:___________________________________        By: GEOCAPITAL MANAGEMENT, L.P.,
   Name: Stuart Wolff, Ph.D.                      its General Partner
   Title: Co-Manager

WHITNEY EQUITY PARTNERS, L.P.                 By:_______________________________
By: J.H. Whitney Equity Partners, LLC            Name:
    its General Partner                          Title:

By:___________________________________        BROADVIEW PARTNERS GROUP
   Name:
   a Managing Member

ALLEN & CO.                                   By:  Peter J. Mooney, Nominee

By:___________________________________        By:_______________________________
   Name:                                         Name: Peter J. Mooney
   Title:                                        Title:

INFOTOUCH CORPORATION                         GENERAL ELECTRIC CAPITAL
                                              CORPORATION

By:____________________________________       By:_______________________________
   Name: Richard Janssen                         Name:
   Title: President and Chief Executive          Title:
          Officer

_______________________________________
Michael N. Flannery, Individually

                     [SIGNATURE PAGE TO SECOND AMENDED AND

               RESTATED NETSELECT, INC. STOCKHOLDERS' AGREEMENT]

                                             NATIONAL ASSOCIATION OF REALTORS
_______________________________________
John F. Petrick, Jr., Individually
                                             By:_____________________________
_______________________________________
Daniel A. Koch, Individually                    Name:
                                                Title:

_______________________________________      MORGAN STANLEY VENTURE PARTNERS
Fred White, Individually                     III, L.P.

_______________________________________      By:Morgan Stanley Venture
R. Fred White III, Individually                 Partners III, L.L.C.
                                                its General Partner

KLEINER PERKINS CAUFIELD & BYERS             By:Morgan Stanley Venture Capital
                                                III, Inc. its
                                                Institutional Managing Member

By: KPCB VIII Associates, L.P., its          By:____________________________
    General Partner                             Name:
                                                Title:

By: ____________________________________     MORGAN STANLEY VENTURE INVESTORS
    Name:                                    III, L.P.
    Title: General Partner

KPCB VIII FOUNDERS FUND, L.P.                By:Morgan Stanley Venture Partners
                                                III, L.L.C. its General Partner

By: KPCB VIII Associates, L.P., its          By:Morgan Stanley Venture Capital
    General Partner                             III, Inc. its
                                                Institutional Managing Member

By: ____________________________________     By:_____________________________
    Name:                                       Name:
    Title: General Partner                      Title:


                     [SIGNATURE PAGE TO SECOND AMENDED AND
               RESTATED NETSELECT, INC. STOCKHOLDERS' AGREEMENT]

KPCB INFORMATION SCIENCES                  THE MORGAN STANLEY VENTURE PARTNERS
ZAIBATSU FUND II, L.P.                     ENTREPRENEUR FUND, L.P.

By:KPCB VII Associates, L.P., its          By: Morgan Stanley Venture Partners
    General Partner                            III, L.L.C. its General Partner

By:________________________________        By: Morgan Stanley Venture Capital
   Name:                                       III Inc. its
   Title: General Partner                      Institutional Managing Member

INTUIT, INC.                                By:_______________________________
                                               Name:
                                               Title:

By:________________________________         MORGAN STANLEY DEAN WITTER EQUITY
   Name:                                    FUNDING, INC.
   Title:

                                            By:________________________________
                                               Name:
                                               Title:

                                            FANNIE MAE

COX INTERACTIVE MEDIA, INC.                 By:_________________________________
                                               Name:
                                               Title:

By:________________________________         UBS CAPITAL II, LLC
   Name:
   Title:
                                            By:_________________________________
FANNIE MAE                                     Name:
                                               Title:

By:_________________________________        INFOTOUCH CORPORATION
   Name:
   Title:                                   By:_________________________________
                                               Name:
                                               Title:

                     [SIGNATURE PAGE TO SECOND AMENDED AND
               RESTATED NETSELECT, INC. STOCKHOLDERS' AGREEMENT]


INFOTOUCH STOCKHOLDER                  THE NATIONAL ASSOCIATION OF HOME BUILDERS
                                       OF THE UNTIED STATES

By: ______________________________     By:______________________________________
    Name:                                 Name:
    Title:                                Title:



                     [SIGNATURE PAGE TO SECOND AMENDED AND
               RESTATED NETSELECT, INC. STOCKHOLDERS' AGREEMENT]

                                   Exhibit A
                                   ---------

                             INFOTOUCH STOCKHOLDERS

  Kalpana & Naresh Saxena                   HWTM Partners XII
  18847 Edleen Drive                        c/o Richard Troop
  Tarzana, CA 91350                         2029 Century Park East
  818-988-8101                              Suite BLC 17-253
                                            Los Angeles, CA  90067-3010
                                            (310) 728-3128

  Daniel A. Koch                            Richard Janssen
  12905 Lafayette Ave                       RealSelect
  Omaha, NE  68154                          225 West HillCrest Drive Suite 100
  (402) 861-7000                            Thousand Oaks, CA 91360
                                            (805) 557-2300

  Michael Flannery                          Saakey A. Johnson
  Valley Business Printers                  Hidden Creek Industries
  16230 Filbert St.                         4508 IDS Center
  Sylmar, CA  91342                         Minneapolis, MN  55402
  (818) 362-7771                            612-332-2335

  Luther Nussbaum                           Roger C. Schultz & Priscilla Schultz
  First Consulting Group                    865 S. Figueroa St. #3500
  111 W. Ocean Bl., 4th Floor               Los Angeles, CA  90017
  Long Beach, CA 90802                      213-683-4208
  (562) 624-5220

  Vikram Singh                              Walter F. Bauer Family Trust
  2935 Highridge Road                       15935 Valley Vista Blvd.
  LaCrescenta, CA  91214                    Encino, CA  91436
  818-559-3043                              818-783-5688

  Bert Zaccaria                             SBH Investments
  3000 Sand Hill Road #3-210                c/o Lee Spitler
  Menlo Park, CA  94025                     10 E. Ridge Court
  650-854-1980                              Danville, CA  94506

  Robin Janssen                             John Petrick
  RealSelect                                Caldwell Becker Dervin Petrick
  5095 Murphy Canyon Road #260              20750 Ventura Bl., Suite 140
  San Diego, CA  92123                      Woodland Hills, CA 91364
  619-715-3700                              (818) 704-1040

  KL LLC                                    Carol Garrison
  c/o Mike Luther                           23428 Westford Place
  2410 S. 156th Circle #100                 Valencia, CA  91354
  Omaha, NE  68130                          805-296-2271
  402-334-5556

  William Spazante                          Robert Wilkinson
  Globe Wireless                            18760 Clearbrook Street
  550 Pilgrim Drive                         Northridge, CA  91326
  Foster City, CA  94404                    818-613-9007
  (650) 372-2650

  1/st/Natl. Bank of Omaha TTEE for          Michael S. Luther
  Harry A. Koch                             2410 S. 156/th/ Circle #100
  Trust Dept.                               Omaha, NE  68130
  PO Box 3128                               402-334-5556
  Omaha, NE  68103
  402-341-0500

  Dieter Trelle MD, Inc.                    James D. Slavik
  Money Purchase pension Plan               5 Kent
  17901 Sunburst St.                        Irvine, CA  92715
  Northridge, CA  91324                     714-851-1688
  818-886-4011

  Anthony B. Joseph                         Philip Dawley
  DACOR                                     RealSelect
  950 S. Raymond Ave                        225 West HillCrest Drive, Suite 100
  Pasadena, CA 91109-7202                   Thousand Oaks, CA 91360
  818-799-1000 x 115                        (805) 557-2300

  Mark Kajiwara                             Anil Agarwal
  RealSelect                                626 North 164/th/ St.
  225 West HillCrest Drive Suite 100        Omaha, NE  68118
  Thousand Oaks, CA 91360
  (805) 557-2300

                                   Exhibit B
                                   ---------

                              NOTICE INFORMATION

If to the Company, to:                      If to GeoCapital, to:

NetSelect, Inc.                             GeoCapital IV, L.P.
225 West Hillcrest Drive, Suite 100         One Bridge Plaza
Thousand Oaks, CA  91360                    Fort Lee, NJ  07024-7502
Attention: Chief Executive Officer          Facsimile No.:  (201) 346-9191
Facsimile No.: (805) 557-2680

With a copy to:                             If to Broadview, to:

Mark C. Stevens, Esq.                       Broadview Partners Group
Fenwick & West, LLP                         One Bridge Plaza
Two Palo Alto Square                        Fort Lee, NJ  07024-7502
Palo Alto, CA 94306                         Facsimile No.:  (201) 346-9191
Facsimile No.: (650) 494-1417

If to CDW Internet or Allen & Co., to:      If to InfoTouch, Flannery, Petrick,
                                            Koch or Ingleside, to:

NetSelect, Inc.                             InfoTouch Corporation
225 West Hillcrest Drive, Suite 100         225 West Hillcrest Drive, Suite 100
Thousand Oaks, CA  91360                    Thousand Oaks, CA  91360
Attention: Stuart Wolff, Ph.D.              Attention: Richard R. Janssen
Facsimile No.: (805) 557-2680               Facsimile No.: (805) 557-2680

With a copy to:                             With a copy to:

Battle Fowler LLP                           Troop Meisinger Steuber & Pasich LLP
Park Avenue Tower                           10940 Wilshire Boulevard
75 East 55th Street                         Los Angeles, California 90024-3902
New York, NY 10022                          Attention: Alan B. Spatz, Esq.
Attention: Charles H. Baker, Esq.           Facsimile No.: (310) 443-7599
Facsimile: (212) 856-7814

If to Whitney, to:                          If to NAR, to

Whitney Equity Partners, L.P.               National Association of REALTORS(R)
177 Broad Street                            430 North Michigan Avenue
Stamford, CT 06901                          Chicago, Illinois 60611-4087
Attention: Daniel J. O'Brien, Esq.          Attention: General Counsel
Facsimile No.: (203) 973-1422               Facsimile No.: (312) 329-8256

With a copy to:                             If to a KP Entity, to:

Morgan, Lewis & Bockius LLP
101 Park Avenue                             Kleiner Perkins Caufield & Byers
                                            2750 Sand Hill Road

New York, NY 10178-0060                           Menlo Park, CA 94025
Facsimile No.:[      ]                            Facsimile No.: (650) 233-0300



If to GE Capital, to:                             With a copy to:

General Electric Capital Corporation              Latham & Watkins
260 Long Ridge Road                               75 Willow Road
Stamford, CT  06907                               Menlo Park, CA  94025
Attention:  Equity Capital Group - NetSelect      Attention: Allen Morgan, Esq.
         Account Manager                          Facsimile No.: (650) 463-2600
Attention:  Counsel
Facsimile No.:  (203) 961-2088 & (203)
 357-3047

With a copy to:                                   If to Fred White or R. Fred White I II, to:

Warren de Wied, Esq.                              National New Homes Co., Inc.
Fried, Frank, Harris, Shriver & Jacobson          17120 North Dallas Parkway, Suite 175
One New York Plaza                                Dallas, Texas  75248
New York, New York  10004                         Facsimile No.:  (800) 600-3903
Facsimile No.:  (212) 859-4000

If to NAHB, to:                                   With a copy to:

The National Association of Home Builders of      Ronald G. Houdyshell
 the United States                                Ford, Ferraro, Fritz, Byrne, Rhea & Head,
National Housing Center                           L.L.P.
1201 15/th/ Street, N.W.                          98 San Jacinto Blvd., Suite 2000
Washington, D.C. 20005                            Austin, Texas 78701-4286
Facsimile No.:  202-861-2161                      Facsimile No.: (512) 477-5267

With a copy to:                                   If to Intuit, to:

Eliot W. Robinson, Esq.                           Intuit, Inc.
Powell, Goldstein, Frazer & Murphy LLP            2535 Garcia Avenue
191 Peachtree Street, NE, 16th Floor              Mountain View, CA 94043
Atlanta, GA 30303                                 Attention:  Raymond Stern and Catherine
Facsimile No.:  404-572-6999                      Valentine
                                                  Facsimile No.: (650) 944-5577

If to Fannie Mae, to:                             If to Cox, to:

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

Fannie Mae                                     Cox Interactive Media, Inc.
Attn:  General Counsel                         1400 Lake Hearn Drive, N.E.
3900 Wisconsin Ave., N.W.                      Atlanta, GA  30319
Washington, D.C.  20016                        Attn:  William L. Killen, Jr.
Facsimile No.:  (202) 752-4439                 Facsimile No.:  (404) 843-5256

If to a Morgan Stanley Venture Partner         If to UBS Capital II, LLC:
 Entity, to:
                                               UBS Warburg Dillon Read
3000 Sand Hill Road                            299 Park Avenue
B-4, Suite 250                                 New York, NY 10171
Menlo Park, CA 94025                           Attn: Michael Greene
Fax: (650) 233-2626                            Facsimile No.:  (212) 906-7064

  and

1221 Avenue of the Americas, 33rd floor
New York, NY 10020
Fax: (212) 762-8424

If to Morgan Stanley Dean Witter Equity
Funding, Inc.

c/o Morgan Stanley Dean Witter
1585 Broadway
36th Floor
New York, NY 10036
Phone:  (212) 761-6559
Fax:  (212) 761-9869

With a copy to:

Latham & Watkins
75 Willow Road
Menlo Park, CA  94025
Attention: Allen Morgan, Esq.
Facsimile No.: (650) 463-2600

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